Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Third Quarter 2009 Results

Earnings per Share of $0.12; Revenue Grows 5.1%

DENVER — October 29, 2009 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the third quarter ended September 30, 2009.  The Company reported third quarter 2009 revenue of $72.5 million, up from $68.9 million in the third quarter of 2008 and down from $73.3 million in the second quarter of 2009.  Earnings per share was $0.12 in the third quarter of 2009, compared to a loss per share of $0.13 in the third quarter of 2008 and income per share of $0.09 in the second quarter of 2009.

Third Quarter Highlights

During the quarter, the Company:

•                  Grew revenue by 5.1% compared to the third quarter of 2008.  Revenue for the first nine months of 2009 increased 8.8% compared to the first nine months of 2008.

•                  Reported that revenue from its largest customer dropped 3.5% from the second quarter due to layoffs of Company employees in the second quarter and a hiring freeze in the third quarter associated with previously disclosed hiring discrepancies.

•                  Expanded gross margin to 18.6%, the highest since 2005, from 17.9% in the second quarter of 2009 and 11.9% in the third quarter of 2008.

•                  Reported earnings of $1.8 million, or $0.12 per share, and an EBITDA margin of 8.8%.

•                  Improved gross margin in its Canadian segment to 18.1% from 17.0% in the previous quarter and 5.8% in the third quarter of 2008. Canadian revenue represented 26% of the total, down from 31% a year ago.

•                  Ramped the Philippines operation to over 500 full-time equivalent agents as of the end of September and reported gross margin of 7.1%.

•                  Signed a lease for a 440-seat facility near San Jose, Costa Rica which is expected to open in the first quarter of 2010.

•                  Opened its shared services operation in the Philippines with current staffing of 80, expected to grow to over 150 by the end of 2010.

“We are pleased with our third quarter financial results,” stated Larry Jones, StarTek President and CEO.  “Although revenue fell short of our expectations, margins and EPS continued to improve while we make the strategic investments required to deliver future growth and profitability.”

Summary of Financial Results

StarTek reported third quarter 2009 revenue of $72.5 million, a 5.1% increase compared to $68.9 million in the third quarter of 2008.  For the first nine months of 2009, revenue totaled $216.5 million, up 8.8% compared to the same period in 2008. The growth was driven by the ramping of new business closed in the first half of the year and continued ramping of U.S. and Philippines facilities that were opened in 2008, partially offset by the closure of three unprofitable locations. The sequential decline in revenue of 1.1% was driven by a decline in revenue from the Company’s largest client due to previously disclosed hiring issues and, a slight decline in sequential revenue from another significant customer, partially offset by a sequential increase of 9.7% in revenue from other clients.

Gross margin increased to 18.6% in the third quarter of 2009, compared to 17.9% in the second quarter of 2009 and 11.9% in the third quarter of 2008.  The growth compared to 2008 was the result of improvements in U.S. to Canadian dollar foreign exchange rates, higher utilization in the Philippines and the closure of under-performing sites.

SG&A expense increased to $11.1 million in the third quarter of 2009, compared to $10.9 million in the second quarter of 2009 and $10.2 million in the third quarter of 2008.  The increase compared to the second quarter of 2009 was due to increased salary and hiring expense associated with investments in strategic initiatives, partially offset by $0.6 million less expense from the proposed settlement of the Company’s shareholder lawsuit that was recorded in the second quarter of 2009.

Operating income for the current quarter totaled $2.4 million, or 3.3% of revenue.  The Company reported net income of $1.8 million, or $0.12 per share, in the current quarter, compared to a net loss of $1.9 million, or $0.13 per share, in the third quarter of 2008.  Net loss from continuing operations for the first nine months of 2009 was $0.06 per share compared to a net loss from continuing operations of $0.44 per share in the first nine months of 2008.  The current quarter and nine-month improvement was due to higher revenue and improved gross margin, as well as the absence of impairment and restructuring charges associated with site closures.  Current quarter EPS also benefitted from a lower than anticipated tax rate of 23.7%.

The Company’s cash position increased slightly to $21.0 million at September 30, 2009 from $20.3 million at June 30, 2009 due primarily to working capital changes.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

StarTek will host a conference call today, October 29, 2009, to discuss the third quarter 2009 financial results at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 800-299-0433 (or 617-801-9712 for international callers) and enter “28623833”.  You may also listen to the teleconference live via our website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on our website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, and back-office support. Headquartered in Denver, Colorado, StarTek offers 20 delivery centers located in the Philippines, Costa Rica, Canada, and the United States, and provides virtual expansion with its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, inability to renew or replace sources of capital funding, the value of the Company’s investment securities, reliance on two significant customers, consolidation of customers,  trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, the Company’s productivity and utilization, fulfillment of remaining conditions in the settlement of a securities suit, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$72,462	$68,937	$216,463	$198,987
Cost of services	58,988	60,728	179,137	173,007
Gross profit	13,474	8,209	37,326	25,980
Selling, general and administrative expenses	11,084	10,205	31,665	30,522
Impairment losses and restructuring charges	—	346	6,437	5,954
Operating income (loss)	2,390	(2,342)	(776)	(10,496)
Net interest and other (expense) income	(38)	(304)	(216)	96
Income (loss) from continuing operations before income taxes	2,352	(2,646)	(992)	(10,400)
Income tax expense (benefit)	557	(1,143)	(126)	(3,906)
Net income (loss) from continuing operations	1,795	(1,503)	(866)	(6,494)
(Loss) income from discontinued operations, net of tax	—	(407)	4,640	(266)
Net income (loss)	$1,795	$(1,910)	$3,774	$(6,760)

Basic net income (loss) per share from:
Continuing operations	$0.12	$(0.10)	$(0.06)	$(0.44)
Discontinued operations	—	(0.03)	0.32	(0.02)
Net income (loss)	$0.12	$(0.13)	$0.26	$(0.46)

Diluted net income (loss) per share from:
Continuing operations	$0.12	$(0.10)	$(0.06)	$(0.44)
Discontinued operations	—	(0.03)	0.32	(0.02)
Net income (loss)	$0.12	$(0.13)	$0.26	$(0.46)

Weighted average shares outstanding
Basic	14,808	14,708	14,781	14,706
Diluted	15,012	14,708	14,781	14,706

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and investments	$20,962	$18,017
Trade accounts receivable	53,604	51,510
Other current assets	10,072	8,133
Total current assets	84,638	77,660

Property, plant and equipment, net	57,833	59,608
Other assets	7,152	9,596
Total assets	$149,623	$146,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$26,797	$26,796
Current portion of long-term debt	—	3,295
Total current liabilities	26,797	30,091

Long-term debt, less current portion	—	3,199
Other liabilities	7,358	6,555
Total liabilities	34,155	39,845

Stockholders’ equity	115,468	107,019
Total liabilities and stockholders’ equity	$149,623	$146,864

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Activities
Net income (loss)	$1,795	$(1,910)	$3,774	$(6,760)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,010	4,388	11,808	13,473
Impairment losses	—	—	1,756	4,070
Non-cash compensation cost	500	440	1,437	1,054
Other, net	23	437	22	453
Changes in operating assets & liabilities and other, net	(262)	5,900	(6,208)	6,558
Net cash provided by operating activities	6,066	9,255	12,589	18,848

Investing Activities
Purchases of (proceeds from) investments available for sale, net	—	2,275	8,021	845
Purchases of property, plant and equipment	(5,549)	(10,231)	(10,581)	(22,964)
Proceeds from the sale of discontinued operations	—	—	7,075	—
Net cash (used in) provided by investing activities	(5,549)	(7,956)	4,515	(22,119)
Financing Activities
Payments on borrowings	—	(863)	(6,855)	(3,042)
Other financing, net	(4)	84	9	59
Net cash used in financing activities	(4)	(779)	(6,846)	(2,983)
Effect of exchange rate changes on cash	123	(249)	625	(819)
Net increase (decrease) in cash and cash equivalents	636	271	10,883	(7,073)
Cash and cash equivalents (not including investments) at beginning of period	19,827	15,682	9,580	23,026
Cash and cash equivalents (not including investments) at end of period	$20,463	$15,953	$20,463	$15,953

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports EBITDA, which we define as operating income plus impairment losses, restructuring charges and depreciation expense.  The following table provides a reconciliation of EBITDA to operating income calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of the above mentioned items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

EBITDA:

Three Months Ended
September 30, 2009
Operating income	$2,390
Impairment losses and restructuring charges	—
Depreciation expense	4,010
EBITDA	$6,400

Revenue	$72,462

EBITDA as a % of Revenue	8.8%